EXHIBIT 99

                             NEWS RELEASE
                            --------------


             NEWELL CO. REPORTS RECORD SALES AND EARNINGS

     FREEPORT, ILLINOIS, October 18, 1995 -- Newell announced today that sales and earnings reached record highs for the third quarter and nine months ended September 30, 1995.

     For the 1995 third quarter, net sales were $651.3 million, up 18%

from $553.2 million achieved in the third quarter of 1994.  Net income in the quarter increased 12% to $65.1 million from $58.0 million and earnings per share were 41 cents, an 11% increase from 37 cents achieved in the third quarter of 1994.

     The increase in sales for the quarter is primarily attributable to contributions from Eberhard Faber, Newell Europe, and the Del Mar and LouverDrape operations of Levolor Home Fashions, all acquired in

1994.  The increases in net income and earnings per share for the quarter are primarily attributable to improved profitability at businesses owned more than two years (core businesses) and the contribution from Eberhard Faber.

     For the first nine months, sales were up 23% to $1,829.2 million from $1,490.2 million in 1994.  Net income was $156.1 million, up 17%

from $133.5 million in 1994.  Earnings per share were 99 cents, up 17%

from 85 cents in 1994.

     The increase in sales for the first nine months is also primarily attributable to the 1994 acquisitions.  The increases in net income and earnings per share for the first nine months are primarily


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attributable to contributions from the 1994 acquisitions, improved profitability at core businesses and a reduction in other nonoperating expenses vs. 1994.

     William P. Sovey, Newell's Vice Chairman and CEO, stated, "We're very pleased that our balanced growth strategy, which relies on contributions from acquisitions and growth on the part of our core businesses, has enabled us to achieve record sales and earnings,

especially in the face of a sluggish retail environment.  Through the deliberate application of our strategy, we are confident that we can produce record results for the remainder of 1995 and beyond."

     Newell manufactures and markets high-volume staple consumer products which are sold through a variety of retail and wholesale distribution channels.  Product categories include housewares,

hardware, home furnishings, and office products.

























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

                                                      NEWELL CO.
                                     CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                          (in millions except per share data)

                                    Three Months Ended September 30,               Nine Months Ended September 30,
                               ------------------------------------------    ------------------------------------------

                                   1995           1994          % Change         1995           1994          % Change
                               ------------   ------------    ------------   ------------   ------------    ------------

 Net Sales                         $651.3          $553.5           17.7%      $1,829.2       $1,490.2            22.7%
 Cost of products sold              444.1           374.0                       1,265.7        1,016.3
                               ------------   ------------                   ------------   ------------
   GROSS INCOME                     207.2           179.2           15.6%         563.5          473.9            18.9%
     % of sales                      31.8%           32.4%                         30.8%          31.8%
 Selling, general &
   administrative expense            87.0            76.2                         268.8          228.0
                               ------------   ------------                   ------------   ------------
   OPERATING INCOME                 120.2           103.0           16.7%         294.7          245.9            19.8%
     % of sales                      18.5%           18.6%                         16.1%          16.5%
 Nonoperating expenses:
   Interest expense                  12.6             7.7                          36.8           19.5
   Interest Income                   (0.3)           (0.2)                         (1.2)          (0.7)
   Goodwill                           4.8             3.8                          13.9           10.9
   Other                             (5.4)           (5.0)                        (15.0)          (9.6)
                               ------------   ------------                   ------------   ------------
                                     11.7             6.3                          34.5           20.1
                               ------------   ------------                   ------------   ------------
 INCOME BEFORE TAXES                108.5            96.7           12.2%         260.2          225.8            15.2%
     % of sales                      16.7%           17.5%                         14.2%          15.2%
 Income taxes                        43.4            38.7                         104.1           92.3
     Effective rate                  40.0%           40.0%                         40.0%          40.9%
                               ------------   ------------                   ------------   ------------
    NET INCOME                      $65.1           $58.0           12.2%        $156.1         $133.5            16.9%
      % of sales                     10.0%           10.5%                          8.5%           9.0%
                               ============   ============                   ============   ============
    EARNINGS PER SHARE               $0.41           $0.37          10.8%          $0.99          $0.85           16.5%
                               ============   ============                   ============   ============
 Average shares outstanding         158.4           157.8            0.4%         158.1          157.8             0.2%




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